Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PITNEY BOWES INC.
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Pitney Bowes Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the corporation is Pitney Bowes Inc. and the name under which the corporation was originally incorporated is PITNEY-BOWES POSTAGE METER COMPANY. The date of filing its original Certificate of Incorporation with the Secretary of State was April 23, 1920.
2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article Eighth thereof in its entirety and inserting the following in lieu thereof:
    “Eighth:-
    PROVISIONS RELATING TO STOCKHOLDER ACTION
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders.
Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions Article Fourth of this Certificate of Incorporation, a special meeting of the stockholders of the Corporation: (a) may be called at any time by the Board of Directors; and (b) shall be called by President, a Vice-President or the Secretary of the Corporation upon the written request or requests of one or more persons that: (i) own (as defined in the Bylaws of the Corporation, as amended from time to time) shares representing at least 25% of the voting power of the stock outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting as of the record date fixed in accordance with the By-Laws of the Corporation (as amended from time to time) to determine who may deliver a written request to call the special meeting; and (ii) comply with such procedures for calling a special meeting of stockholders as may be set forth in the By-Laws of the Corporation and amended from time to time. The foregoing provisions of this Article Fourth shall be subject to the provisions of the By-Laws of the Corporation (as amended from time to time) that limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article Fourth hereof, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.”

3.    The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this May 6, 2024.

By:    /s/ Lauren Freeman-Bosworth
Name:    Lauren Freeman-Bosworth
Title:    Executive Vice President, General
        Counsel and Corporate Secretary

Signature Page to Certificate of Amendment